Exhibit 3.7

MATRIX SERVICE COMPANY

CERTIFICATE OF INCREASE OF AUTHORIZED NUMBER OF SHARES

OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

GENERAL CORPORATION LAW OF THE

STATE OF DELAWARE

Matrix Service Company, a corporation organized and existing under the General Corporation Law of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: That the Certificate of Designations, Preferences and Rights of the Series B Junior Participating Preferred Stock was filed with the office of the Secretary of State of Delaware on November 12, 1999.

SECOND: That the Certificate of Increase of Authorized Number of Shares of Series B Junior Participating Preferred Stock was filed with the office of the Secretary of State of Delaware on August 11, 2005.

THIRD: That the Board of Directors of the Company (the “Board”), at a meeting of the Board held on July 31, 2006, duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series B Junior Participating Preferred Stock of the Company, from 300,000 to 600,000.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by George L. Austin, its Vice President, and attested by John Newmeister, its Assistant Secretary this 23rd day of October, 2006.

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
George L. Austin, Vice President Finance, Chief Financial Officer and Secretary

ATTEST:

/s/ John Newmeister
John Newmeister
Assistant Secretary